Exhibit 99.1

Cogentix Medical Reports 13 Percent Q3 Revenue Growth

Fourth Consecutive Quarter of Cash Operating Profit
Shareholders Approve Proposals to Convert Debt and $25 Million Equity Purchase Agreement
Company Now Debt-Free with Additional Resources to Execute Growth Strategies
Conference Call Today at 4:30 pm ET

MINNEAPOLIS, MN, November 8, 2016 – Cogentix Medical, Inc. (NASDAQ: CGNT), a global medical device company with innovative and proprietary products serving urology and airway management markets, today reported financial results for the third quarter ended September 30, 2016. In addition, on November 3, 2016, shareholders approved transactions to convert all of the Company’s outstanding debt and accrued interest into equity and issue 16.1 million shares to Accelmed Growth Partners, L.P. for $25 million.   The transactions approved by the shareholders closed on November 3, 2016, and as a result, are not reflected in the financial results described below.

Highlights of Third Quarter Ended September 30, 2016

•	Revenue increased to $13.4 million, a 13% increase over the prior year period (14% on a constant currency basis).
•	U.S. revenue from PrimeSight Urology increased 87% over the same period of the prior year.
•	U.S. revenue from Urgent® PC increased 6% over the same period of the prior year.
•	Gross margin was 67.4%, up 80 basis points from the 66.6% gross margin in the year ago quarter.
•	Operating expenses excluding one-time charges totaled $8.6 million, a decrease of $0.9 million from operating expenses excluding one-time charges in the year ago quarter.
•	Operating profit in the quarter was $0.5 million, compared to an operating loss of $2.0 million in the year ago quarter.
•
Cash operating profit of $1.4 million, excluding all non-cash items and one-time costs, increased $1.8 million from the cash operating loss of $0.4 million (excluding all non-cash items and one-time costs) in the year ago quarter.

•	Net income of $0.1 million, a significant milestone representing the first quarterly net income generated in the history of the Company.
•	Cash as of September 30, 2016 of $4.2 million, an increase from $2.9 million as of June 30, 2016.

“Our third quarter results demonstrate continued operating momentum, and with the closing of our financing, we have fundamentally changed the capital structure of Cogentix Medical,” said Darin Hammers, President and CEO. “In the third quarter, our U.S. sales organization achieved broad-based 87 percent revenue growth for our PrimeSight Urology endoscopy solutions and also generated 14% unit growth of Urgent PC, which resulted in 6% Urgent PC revenue growth in the U.S. reflective of increased pricing competition.  The overall strong revenue growth combined with expense management in the quarter yielded a cash operating profit in the third quarter of $1.4 million.  Further, with our shareholders’ approval of our proposed debt conversion and $25 million equity raise, Cogentix Medical is transformed into a company with no debt and approximately $28 million of cash.  We intend to use these resources and balance sheet flexibility to execute growth strategies that we expect will expand the value we bring to our urology physician customers as well as build the Company’s valuation.”

Financial Results for the Third Quarter Ended September 30, 2016

For the quarter ended September 30, 2016, total revenue of $13.4 million represented an increase of $1.6 million or 13% as compared to $11.8 million in the year ago quarter. Revenue in the year ago quarter included $0.2 million associated with a Stryker Corporation endoscopy distribution arrangement that was unprofitable for the Company and was not renewed at the end of calendar 2015. Excluding this $0.2 million impact, revenue would have increased 15% over the comparable year ago period.

The revenue growth is attributable to growth in the United States of the Company’s PrimeSight™ Urology and Urgent PC product lines.  U.S revenue from urology endoscopy technologies totaled $3.1 million, up $1.4 million or 87% from the comparable year ago period.  U.S. revenue from Urgent PC totaled $4.6 million, up $0.3 million or 6% from the same period last year.

Gross margin for the quarter ended September 30, 2016 was 67.4%, up 80 basis points from the 66.6% gross margin in the year ago period. Operating expenses in the quarter totaled $8.5 million, as compared to $9.9 million in the same period of the prior year.  Excluding one-time costs, operating expenses in the current quarter totaled $8.6 million, a decrease of $0.9 million from the prior year period’s operating expense of $9.5 million.

Operating profit for the quarter was $0.5 million, compared to an operating loss in the year ago period of $2.0 million.  Cash operating profit was $1.4 million for the quarter ended September 30, 2016, excluding all non-cash items and one-time costs. This compares to a cash operating loss of $0.4 million in the year-ago quarter. Net income was $0.1 million in the quarter ended September 30, 2016, compared to a net loss of $2.4 million in the comparable year-ago period.

At September 30, 2016 the Company’s cash balance totaled $4.2 million. The Company added $1.4 million of cash to the balance sheet during the quarter and there were no borrowings under the Company’s $7.0 million line of credit as of September 30, 2016.

Nine Month Financial Results Ended September 30, 2016

For the nine-month period ended September 30, 2016, total revenue of $38.6 million represented an increase of 29% when compared to the year ago period.  This increase is due to the merger with Vision-Sciences on March 31, 2015 and organic growth of 8%.

Operating loss for the nine months ended September 30, 2016 was $2.3 million, a substantial improvement over the operating loss of $7.5 million in the year ago period.  Cash operating profit in the current year to date period totaled $2.7 million, excluding all non-cash items and one-time costs.  This represents an improvement of $5.1 million over the cash operating loss of $2.4 million in the year ago period (excluding all non-cash and one-time costs).

Debt Exchange and $25 Million Equity Investment

On November 3, 2016, Cogentix Medical shareholders approved the exchange of all of the Company’s outstanding debt and accrued interest for shares of the Company’s common stock, and also approved a securities purchase agreement for the sale of $25 million of the Company’s common stock. The equity investment was made at a premium of 36% above the average closing price of Cogentix Medical shares thirty days prior to the announcement of a definitive agreement on September 7, 2016 and resulted in the issuance of 16.1 million shares of common stock to Accelmed Growth Partners, LP. The amount of debt and accrued interest totaled $29.5 million and were converted into 17.7 million common shares at a conversion ratio of $1.67 per share. Common shares outstanding as of November 3, 2016, the closing date of the transaction, is approximately 60.4 million shares.

Outlook

The Company re-affirmed guidance for a cash operating profit (excluding one-time charges associated with the Company’s 2016 annual shareholder meeting and the resulting settlement agreement including severance) for the fiscal year ending December 31, 2016. This result would be a significant improvement over the calendar year 2015 pro forma cash operating loss of $3.7 million and the calendar year 2014 pro forma cash operating loss of $9.1 million.

Conference Call

Cogentix Medical will host a conference call and webcast today at 4:30 p.m. Eastern Time (3:30 p.m. Central Time). Darin Hammers, President and Chief Executive Officer, and Brett Reynolds, Chief Financial Officer, will host the event. Individuals wishing to participate in the conference call should dial 877-303-1595 with the conference ID number 2782119. To access a live webcast of the call, go to the investor relations section of Cogentix Medical’s website at ir.cogentixmedical.com.

An audio replay will be available for 30 days following the call at 855-859-2056 with the conference ID number 2782119. An archived webcast will also be available at ir.cogentixmedical.com.

About Cogentix Medical

Cogentix Medical, Inc., headquartered in Minnetonka, Minnesota, with additional operations in New York, Massachusetts, The Netherlands and the United Kingdom, is a global medical device company.  We design, develop, manufacture and market products for flexible endoscopy with our unique product lines featuring a streamlined visualization system and proprietary sterile disposable microbial barrier, known as PrimeSight, providing users with efficient and cost effective endoscope turnover while enhancing patient safety. We also commercialize the Urgent® PC Neuromodulation System, an FDA-cleared device that delivers percutaneous tibial nerve stimulation (PTNS) for the office-based treatment of overactive bladder (OAB). OAB is a chronic condition that affects approximately 42 million U.S. adults. The symptoms include urinary urgency, frequency and urge incontinence.  We also offer Macroplastique®, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. For more information on Cogentix Medical and our products, please visit us at www.cogentixmedical.com. ‘CGNT-G’

For Further Information:

Cogentix Medical, Inc.
Brett Reynolds, SVP and CFO
952-426-6152

EVC Group
Brian Moore/Doug Sherk
310-579-6199/415-652-9100

Cautionary Statements Related to Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. Forward-looking statements in this press release include, but are not limited to, statements about expected revenue growth rates; the Company’s expectations regarding cash operating profit (excluding one-time charges associated with the Company’s 2016 annual shareholder meeting and the resulting settlement agreement including severance); and plans, objectives, expectations and intentions with respect to future operations, products and services. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the effects of industry, economic or political conditions outside of the Company’s control; competitive market factors; actual or contingent liabilities; the adequacy of the Company’s capital resources; and the risks identified under the heading “Risk Factors” in the annual report on Form 10-K, for the nine month fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission (“SEC”) on March 29, 2016. Investors are cautioned to not to place considerable reliance on the forward-looking statements contained in this presentation. Investors are encouraged to read the Company’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this presentation speak only as of the date of this release, and the Company undertakes no obligation to update or revise any of these statements. The Company’s businesses are subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

COGENTIX MEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net sales	$13,407,611	$11,834,187	$38,618,826	$30,004,210
Cost of goods sold	4,369,574	3,953,940	12,257,933	8,408,218

Gross profit	9,038,037	7,880,247	26,360,893	21,595,992

Operating expenses
General and administrative	1,558,090	1,935,286	5,087,871	5,230,930
Research and development	1,218,669	1,035,253	3,255,603	2,707,016
Selling and marketing	5,203,477	5,845,798	16,272,678	17,442,292
Amortization of intangibles	590,858	634,191	1,772,574	1,275,644
Proxy settlement costs	(53,887)	-	2,257,654	-
Merger related costs	-	437,252	-	2,484,025
	8,517,207	9,887,780	28,646,380	29,139,907

Operating income (loss)	520,830	(2,007,533)	(2,285,487)	(7,543,915)

Other income (expense)
Interest income	124	964	529	4,404
Interest expense	(380,803)	(353,387)	(1,147,470)	(697,181)
Foreign currency exchange gain (loss)	(14,905)	1,847	(40,311)	3,881
	(395,584)	(350,576)	(1,187,252)	(688,896)

Income (loss) before income taxes	125,246	(2,358,109)	(3,472,739)	(8,232,811)

Income tax expense	18,932	10,532	52,122	37,830

Net income (loss)	$106,314	$(2,368,641)	$(3,524,861)	$(8,270,641)

Basic and diluted net income (loss) per common share	$0.00	$(0.09)	$(0.14)	$(0.37)

Weighted average common shares outstanding:
Basic	25,633,172	25,410,646	25,509,584	22,389,920
Diluted	25,748,844	25,410,646	25,509,584	22,389,920

COGENTIX MEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30, 2016	December 31, 2015

Assets
Current assets:
Cash and cash equivalents	$4,238,225	$1,976,594
Accounts receivable, net	6,769,476	8,191,391
Inventories	6,222,457	4,584,844
Deferred financing costs	1,350,900	-
Other	562,783	834,076
Total current assets	19,143,841	15,586,905

Property, plant, and equipment, net	2,201,942	2,554,822
Goodwill	18,749,888	18,749,888
Other intangible assets, net	10,073,436	11,846,009
Deferred tax assets and other	300,286	269,121
Total assets	$50,469,393	$49,006,745

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,084,807	$2,209,473
Income tax payable	35,749	20,866
Accrued liabilities:
Compensation	5,075,767	3,281,809
Deferred revenue	504,274	307,936
Other	1,354,149	641,561

Total current liabilities	10,054,746	6,461,645

Convertible debt – related party, net	24,173,141	23,336,854
Interest payable	1,019,120	757,615
Accrued pension liability	663,034	663,071
Deferred rent	647,876	671,088
Other	119,865	157,453

Total liabilities	36,677,782	32,047,726

Total shareholders’ equity	13,791,611	16,959,019

Total liabilities and shareholders’ equity	$50,469,393	$49,006,745

COGENTIX MEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(3,524,861)	$(8,270,641)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,364,673	1,776,856
Loss on disposal of equipment	5,640	43,311
Share-based compensation expense	440,000	951,290
Amortization of discount on related party debt	836,288	535,073
Long term incentive plan	(64,404)	(85,085)
Tax benefit	(284)	(93,913)
Deferred rent	6,836	616,781
Proceeds from restricted stock exchanged for taxes	(57,343)	(20,132)
Changes in operating assets and liabilities:
Accounts receivable, net	1,399,070	(504,545)
Inventories	(1,637,619)	(67,759)
Other current assets	265,395	(30,369)
Accounts payable	394,573	(710,725)
Interest payable	261,505	152,422
Accrued compensation	1,796,568	(59,175)
Accrued liabilities, other	213,387	(733,486)
Accrued pension liability	(45,463)	143,459
Deferred revenue	220,789	47,707
Net cash provided by (used in) operating activities	2,874,750	(6,308,931)

Cash flows from investing activities:
Cash acquired from merger with Vision-Sciences	-	2,019,610
Purchases of property, plant and equipment	(232,331)	(1,430,311)
Net cash (used in) provided by investing activities	(232,331)	589,299

Cash flows from financing activities:
Financing costs	(375,839)	-
Net cash used in financing activities	(375,839)	-

Effect of exchange rates on cash and cash equivalents	(4,949)	(55,463)

Net increase (decrease) in cash and cash equivalents	2,261,631	(5,775,095)

Cash and cash equivalents at beginning of period	1,976,594	8,703,790

Cash and cash equivalents at end of period	$4,238,225	$2,928,695

Supplemental disclosure of cash flow information:
Cash paid during the period for income tax	$35,424	$72,816
Cash paid during the period for interest	$47,754	$7,975

Non-GAAP Financial Measures:

The table set forth below entitled “Cash Operating Profit (Unaudited)” provides the non-GAAP cash operating profit for the Company for the three months ended September 30, 2016 and 2015.  This table reconciles the Company’s operating income / loss calculated in accordance with GAAP to the Company’s cash operating income / loss, a non-GAAP financial measure that exclude non-cash charges for share-based compensation, long-term incentive plan, depreciation and amortization as well as one-time costs.

The table set forth below entitled “Pro forma Combined Revenue (Unaudited)” provides the non-GAAP, pro forma combined revenue for the nine months ended September 30, 2015 as if Vision-Sciences, Inc. and Uroplasty, Inc. had merged as of the earliest reported date and is the sum of the historical results of each predecessor company.  This non-GAAP, pro forma information does not take into account any purchase price adjustments.

The table set forth below entitled “Pro forma Cash Operating Profit (Unaudited)” provides the non-GAAP, pro forma combined statement of operations of Vision-Sciences and Uroplasty as if they had merged as of the earliest reported date and is the sum of the historical results of each predecessor company.  This table reconciles the Company’s operating loss for the nine months ended September 30, 2016 and 2015, as calculated in accordance with GAAP to the Company’s pro forma cash operating income / loss, a non-GAAP financial measure that exclude non-cash charges for share-based compensation, long-term incentive plan, depreciation and amortization as well as one-time costs.

The non-GAAP and/or pro forma combined financial information used by management and disclosed by us is not a substitute for, nor superior to, financial information and consolidated financial results calculated in accordance with GAAP, and you should carefully evaluate our reconciliations to non-GAAP.  We may calculate our non-GAAP, pro forma combined financial information differently from similarly titled measures used by other companies.  Therefore, our non-GAAP, pro forma combined financial information may not be comparable to those used by other companies.  We have described the reconciliations of each of our non-GAAP, pro forma combined financial information described above to the most directly comparable GAAP financial measures.

We use this non-GAAP financial information, and in particular non-GAAP cash operating income / loss, for internal managerial purposes because we believe such measures are one important indicator of the strength and the operating performance of our business.  Analysts and investors frequently ask us for this information.  We believe that they use this information to evaluate the overall operating performance of companies in our industry, including as a means of comparing period-to-period results and as a means of evaluating our results with those of other companies.

Q3 Additional Information

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
REVENUE BY PRODUCT (UNAUDITED)
THIRD QUARTER ENDED September 30,

(dollars in thousands) Market/Product	2016	2015	$ Change	% Change
Urology	$4,407	$2,889	$1,518	52.5%
Airway Management	845	760	85	11.2%
Industrial	1,067	939	128	13.6%
Former VSCI Revenue	6,319	4,588	1,731	37.7%

UPC	5,210	5,067	143	2.8%
MPQ	1,671	1,882	(211)	(11.2%)
Other	208	297	(89)	(30.0%)
Former UPI Revenue	7,089	7,246	(157)	(2.2%)

Combined Revenue	$13,408	$11,834	$1,574	13.3%

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
CASH OPERATING PROFIT (UNAUDITED)
(NON-GAAP)
THIRD QUARTER ENDED September 30,

(dollars in thousands)	2016	2015	$ Change	% Change
Revenue	$13,408	$11,834	$1,574	13.3%
Gross profit	9,038	7,880	1,158	14.7%
	67.4%	66.6%

Operating costs	7,980	8,816	(836)	(9.5%)
Amortization of intangibles	591	634	(43)	(6.8%)
One-time costs	(54)	437	(491)	n/	m
Operating income (loss)	521	(2,007)	2,528	(125.9%)

Non cash operating costs	977	1,187	(210)	(17.7%)
One-time costs	(54)	437	(491)	n/	m
Cash operating profit (loss), excluding one-time costs	$1,444	$(383)	$1,827	(477.0%)

YTD Additional Information

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
PRO FORMA COMBINED REVENUE (UNAUDITED)
(NON-GAAP)
NINE MONTHS ENDED September 30,

(dollars in thousands) Market/Product	2016	2015	$ Change	% Change
Urology	$10,885	$8,941	$1,944	21.7%
Airway Management	2,468	3,209	(741)	(23.1%)
Industrial	3,238	2,345	893	38.1%
Former VSCI Revenue	16,591	14,495	2,096	14.5%

UPC	15,720	14,541	1,179	8.1%
MPQ	5,510	5,806	(296)	(5.1%)
Other	798	827	(29)	(3.5%)
Former UPI Revenue	22,028	21,174	854	4.0%

Combined Revenue	$38,619	$35,669	$2,950	8.3%

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
PRO FORMA CASH OPERATING PROFIT (UNAUDITED)
(NON-GAAP)
NINE MONTHS ENDED September 30,

(dollars in thousands)	2016	2015	$ Change	% Change
Revenue	$38,619	$35,669	$2,950	8.3%
Gross profit	26,361	23,777	2,584	10.9%
	68.3%	66.7%

Operating costs	24,616	29,582	(4,966)	(16.8%)
Amortization of intangibles	1,773	1,276	497	38.9%
One-time costs	2,258	4,230	(1,972)	n/	m
Operating loss	(2,286)	(11,311)	9,025	(79.8%)

Non cash operating costs	2,741	4,520	(1,779)	(39.4%)
One-time costs	2,258	4,230	(1,972)	n/	m
Cash operating profit, excluding one-time costs	$2,713	$(2,561)	$5,274	(205.9%)